Exhibit 99.1

NEWS ANNOUNCEMENT

Carmike Cinemas Provides Updated Non-GAAP Financial Information

COLUMBUS, GA – August 1, 2012 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today provided an update to its non-GAAP financial information for the three and six month periods ended June 30, 2012 and 2011.

In the table below, Carmike has updated its presentation of adjusted net income (loss) to present adjustments to net income (loss) net of tax effect. This update has no effect on Carmike’s previously reported revenue, theatre level cash flow, adjusted EBITDA, total debt and net debt for the three and six month periods ended June 30, 2012 and 2011. Going forward, Carmike intends to present adjusted net income (loss) on this basis.

ADJUSTED NET INCOME (LOSS) (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$1,198	$5,883	$4,429	$(12,515)
Impairment of long-lived assets	50	1,164	1,536	1,325
Write-off of note receivable	—	750	—	750
Loss on extinguishment of debt	4,961	—	4,961	—
Severance agreement charges	493	845	493	845
Tax effect of adjustments to net income (loss) (1)	(2,174)	(1,090)	(2,761)	(1,153)

Adjusted net income (loss)	$4,528	$7,552	$8,658	$(10,748)

Weighted average shares outstanding (basic)	16,963	12,796	14,894	12,790
Weighted average shares outstanding (diluted)	17,364	12,827	15,147	12,790
Adjusted net income (loss) per share (basic)	$0.27	$0.59	$0.58	$(0.84)
Adjusted net income (loss) per share (diluted)	$0.26	$0.59	$0.57	$(0.84)

(1)	Adjustments to net income (loss) for the three and six months ended June 30, 2012 and 2011 are shown net of tax effect of 39.5%, which represents the estimated combined federal and state tax rates.

Supplemental Financial Measures

Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, write-off of note receivable, loss on extinguishment of debt, and severance agreement charges, net of tax effect. Carmike believes adjusted net income (loss) is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of June 30, 2012, Carmike had 233 theatres with 2,245 screens in 35 states. Carmike’s digital cinema footprint reached 2,122 screens, including 209 theatres with 750 screens that are also equipped for 3-D. The circuit also includes 13 Big D large format digital experience auditoriums, featuring state-of-the-art equipment and luxurious seating. As ‘America’s Hometown Theatre chain,’ Carmike’s primary focus for its locations is small to mid-sized communities.

Contact:
Robert Rinderman or Jennifer Neuman	Richard B. Hare
J C I R – Investor Relations/Corporate Communications	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

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